Smaller Companies Fund 10f-3 Transaction Q1 2001

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Oil States International Inc.	OSCA, Inc.	Hydril Company
Underwriters

Merrill Lynch, CS First Boston, Simmons &

Co., Dain Rauscher, DB Alex. Brown, First Union,

Howard Weil, ING Barings, Lazard Freres,

Prudential, Raymond James, Solomon Smith

Barney, Robert W Baird, Johnson Rice, Peters &

Co, Petrie Parkman, Robinson-Humphrey, Sanders

Morris Harris, Southcoast Capital, Southwest

Securities, Utendahl Capital Partners,

		Salomon Smith Barney, Morgan Stanley Dean Witter, Simmons & Company International, etc.	Salomon Smith Barney, Credit Suisse First Boston, Dain Rauscher Wessels, Simmons & Company, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	OIS	OSCA	HYDL
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	2/9/2001	6/14/2000	9/27/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 90,000,000	$ 86,800,000	$ 127,500,000
Total	$ 90,000,000	$ 86,800,000	$ 127,500,000

Public offering price	$ 9.00	$ 15.50	$ 17.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 0.63 (7%)	$ 1.085 (7%)	$ 1.19 (7%)

Shares purchased	4,800	n/a	n/a
$ amount of purchase	$ 43,200.00	n/a	n/a

% of offering purchased by fund	0.048%	n/a	n/a
% of offering purchased by associated funds*	2.695%	n/a	n/a
Total	2.743%	n/a	n/a
*Small Cap Active Equity